Exhibit 10.18

                       FIRST AMENDED OPERATING AGREEMENT
                                       OF
                         STAR CANYON/SUMMERLIN, L.L.C.,
                       a Nevada Limited Liability Company

         This First Amended Operating Agreement of Star Canyon/Summerlin, L.L.C., a Nevada limited liability company (the "Company") organized pursuant to the Nevada Limited Liability Company Act, is entered into as of the Effective date, by and among the Brentwood Members, L.L.C., a Nevada limited liability company (the "Brentwood Member") and J. Christopher Stuhmer (the Stuhmer Member) and Christopher Homes Custom Home Division, Inc., a Nevada corporation (the "Manager"). Unless otherwise defined herein, all capitalized terms shall have the meanings which are set forth for such terms in Article 16.

                                R E C I T A L S:

         This First Amended Operating Agreement is entered into based upon the following facts and stated purposes:

         A. The Brentwood Member owned approximately 35.87 acres of land (the "Land") which constitutes Lots 1 through 17, inclusive, 20 through 25, inclusive, and 29 through 35, inclusive, in Block One; and Lots 1 through 10, inclusive, 12, 13, and 15 through 25, inclusive, in Block Two, and Common Lots "A", "E" and "F" of Star Canyon as shown by map thereof on file in Book 81 of Plats, page 29, in the Office of the County Recorder of Clark County, Nevada.

         B. The Land was acquired by the Brentwood Member from Howard Hughes Properties Limited Partnership, a Delaware Limited Partnership, and the property is subject to purchase money financing obligations (the "Purchase Money Obligation") in favor of Howard Hughes Properties Limited Partnership, including an existing Purchase Money Deed of Trust and Assignment of Rents which constitute a first priority lien on the Land referred to hereinabove. The Purchase Money Deed of Trust shall be referred to herein as the "HHP Deed of Trust."

         C. The Brentwood Member has previously contributed the Land to the Company, subject to the HHP Deed of Trust, and subject to a subordinate Deed of Trust and other obligations of record.

         D. On November 30, 1998, the Brentwood Member, the Company, Christopher Homes, and Howard Hughes Properties, Inc., a Nevada corporation, entered into an Agreement Regarding Star Canyon Restructuring, which provided, among other things, that on the "Transaction Date" as defined in paragraph 1 of said Agreement, Howard Hughes Properties, Inc., a Nevada corporation, would assign to Christopher Homes, all of its rights under the Company's original Operating Agreement (the "Operating Agreement") with the consent of the Brentwood Member, and thereby admit Christopher



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Homes as a Substitute Member of the Company. Christopher Homes has assigned to
J. Christopher Stuhmer, all of its rights in the Agreement Regarding Star Canyon Restructuring with the express consent of the parties to said assignment. Howard Hughes Properties, Inc. has also consented to and assigned to J. Christopher Stuhmer, all of its rights under the Operating Agreement and to the admission of
J. Christopher Stuhmer as a Substitute Member of the Company. J. Christopher Stuhmer has accepted the assignment of Christopher Homes' rights in the Agreement Regarding Star Canyon Restructuring, and has accepted the assignment as a Substitute Member upon the condition that the Brentwood Member and J. Christopher Stuhmer enter into this First Amended Operating Agreement in accordance with the terms of Article 14 of the Operating Agreement.

         NOW, THEREFORE, the undersigned Members which constitute all of the Members of the Company, adopt this First Amended Operating Agreement of Star Canyon/Summerlin, L.L.C., and agree as follows:

                                   ARTICLE I
                                   FORMATION

         1.1 Organization. The Company has been organized as a Nevada Limited Liability Company pursuant to the provisions of the Act.

         1.2 Amendment of Operating Agreement. The Operating Agreement of the Company is hereby amended pursuant to Article 14 thereof by striking it and all Exhibits thereto in their entirety, and substituting in its place the within First Amended Operating Agreement of Star Canyon/Summerlin, L.L.C.

         1.3 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members agree to the terms and conditions of this First Amended Operating Agreement, and as it may from time to time be amended according to its terms. It is the express intention of the Members that this First Amended Operating Agreement shall be the sole source of agreement of the parties.

         1.4 Name. The name of the Company is Star Canyon/Summerlin, L.L.C., and all business of the Company shall be conducted under that name or under any other name approved by the Members, but in any case, only to the extent permitted by applicable law.

         1.5 Effective Date. This First Amended Operating Agreement is effective as of the Effective Date, which is the "Transaction Date" referenced in the Agreement Regarding Star Canyon Restructuring.

         1.6 Term. The Company shall be dissolved and its affairs wound up in accordance with the Act and this First Amended Operating Agreement on January 31, 2009, unless, in accordance



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with the Act, the term shall be extended by amendment to this First Amended
Operating Agreement and the Articles, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this First Amended Operating Agreement.

        1.7 Resident Agent and Registered Office. The resident agent and the registered office shall be that person and location reflected in the Articles. The Manager may, from time to time, change the resident agent and registered office through appropriate filings with the Nevada Secretary of State. In the event the resident agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement agent or file a notice of change of address as the case may be.

                                   ARTICLE 2
                               NATURE OF BUSINESS

        The Company is formed for the purpose of owning, developing, constructing, marketing, selling, and otherwise dealing with the Land. The Company shall be authorized to do any lawful act now and hereafter permitted by the laws of the State of Nevada in furtherance of, or convenient to, accomplishing its stated purpose or any other business the Company may be authorized to engage in. In connection with the foregoing, the Company shall be authorized to conduct any authorized business of the Company in any of the states of the United States and any foreign country, to the extent permitted by the law of such jurisdictions.

                                   ARTICLE 3
                             ACCOUNTING AND RECORDS

        3.1 Records to be Maintained. The Company shall maintain the following records at the Records Office:

                  3.1.1 A current list of the full name and last known business address of each Member and Manager;

                  3.1.2 A copy of the filed Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any Articles have been executed; and

                  3.1.3 A copy of this First Amended Operating Agreement, including all amendments thereto.

         3.2 Reports to Members.

                  3.2.1 The Manager shall provide reports to the Members at such time and in such manner as the Manager may determine to be reasonable.

                  3.2.2 The Manager shall provide all Members with information returns required by the Code or the Act.

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                  3.2.3 The Manager shall maintain a record of the Capital
Account for each Member in accordance with Article 7.

                                   ARTICLE 4
                   MEMBERSHIP CERTIFICATES AND THEIR TRANSFER

         4.1 Certificates. Membership certificates evidencing the Membership Interests of the Members in the Company shall be in such form as shall be approved by the Manager. Membership certificates shall be signed by the Manager. All Membership certificates shall be consecutively numbered or otherwise identified. In the case of a lost, destroyed or mutilated Membership certificate, a new one may be issued upon such terms, and subject to such indemnity to the Company as the Members may prescribe.

         4.2 Certificate Roster. The Company shall maintain a certificate roster of the Company containing (in alphabetical order) the name and last known address of each Member, existing and promised or contingent Capital Contributions to the Company, and the terms of any promised or contingent contributions. If the interests in profits and losses of Members are other than proportional to their stated Capital Contributions, the certificate roster shall so state. The certificate roster shall also contain (in alphabetical order) the name and last known address of each Manager.

         4.3 Right of First Refusal

                  4.3.1 In the event a Member (for purposes of this section the "Selling Member") wishes to sell its interest in the Company or any portion thereof through a voluntary sale, the Selling Member shall first notify the Company, in writing, of the identity of the proposed purchaser or purchasers, the interest in the Company proposed to be sold (the "Offered Interest") and the proposed price and terms of sale. Once such notice is given, it is irrevocable. The Company shall thereupon have a right of first refusal to purchase the Offered Interest at the price and on the terms proposed to, or offered by the proposed purchaser or purchasers.

                  4.3.2 The Company shall give written notice to the Selling Member of its intention to exercise its right of first refusal within twenty
(20) days following receipt of the notice from the Selling Member. The Company's notice of intention shall specify the amount of the Offered Interest it intends to purchase. If the Company does not exercise its right to purchase, or if it exercises it right to purchase with respect to less than all of the Offered Interest, the Company shall notify the Selling Member and the other Member(s) in writing, within such twenty (20) days, providing such other Member(s) with a copy of the Selling Member's original notification and a copy of its notice of intention with

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respect to its right of first refusal. The other Member(s) shall have the right to purchase any of the Offered Interest not purchased by the Company at the same price and terms as were available to the Company. In order to exercise such purchase rights, the other Member(s) (the Purchasing Member(s)) shall, within twenty (20) days after receiving notice from the Company that it intends to purchase none or less than all of the Offered Interest, deliver to the Company and the Selling Member a written notice of intention to exercise the right to purchase so much of the Offered Interest as such Member may desire to purchase. If the total amount of the Offered Interest that the Purchasing Member(s) desire to purchase exceeds the amount of the Offered Interest, each such Purchasing Member(s) shall have priority, up to the amount of the Offered Interest set forth in his written election, to that fraction of the Offered Interest in which the numerator is the interest in the Company owned by the Purchasing Member(s) giving notice of intention to purchase and the denominator is the amount of the interests in the Company owned by all Purchasing Members giving notice of intention to purchase (the "pro rata share"). Should any of the Purchasing Member(s) desire to purchase an interest in the Offered Interest in excess of such Purchasing Member's pro rata share, and should any such Offered Interest remain after allocation to each Purchasing Member of the lesser of (i) the percentage of the Offered Interest that such Purchasing Member has elected to purchase, or (ii) such Member's pro rata share of the available Offered Interest, then, unless the Purchasing Member(s) desiring such remaining offered Interest shall agree upon some other basis for allocation, any such remaining Offered Interest shall be allocated to the remaining Purchasing Member(s) desiring to purchase the remaining Offered Interest, pro rata based on that fraction of the remaining Offered Interest in which the numerator is the interest in the Company owned by the remaining Purchasing Member giving notice of intention to purchase and the denominator is the amount of the interests in the Company owned by all remaining Purchasing Member(s) giving notice of intention to purchase the remaining Offered Interest, until all of the Offered Interest has been purchased or all of the remaining Purchasing Member(s) have purchased all of the remaining Offered Interest which they elected to purchase. Any or all of the Purchasing Member(s) shall have the right prior to the closing of the sale of the offered Interest to designate a Person controlled by the Purchasing Member(s) to purchase the Offered Interest. The Selling Member and all Purchasing Member(s) shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of this Section 4.3.

                  4.3.2.1 If the Company and/or the other Member(s) do not give written notice of an intention to exercise the right to purchase, within the time period provided herein, with respect to all of the Offered Interest, the Company and/or the other Member(s) shall not be entitled to purchase any of the Offered



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Interest and the Selling Member shall then be free for a period of ninety (90)
days thereafter to sell the entire Offered Interest, to the same purchaser or purchasers, at the same price and on the same terms as set forth in the Selling Member's notice of intended sale. If such sale is not consummated within such ninety (90) days, the Offered Interest may not be sold by the Selling Member without again complying with the provisions of Section 4.3.

        4.3.2.2 After giving any written notice, the Selling Member shall have no right to participate, as a Member or Manager, in the Company's decision on whether or not to purchase the Offered Interest, unless such participation is required by any relevant provision of law. In the event of such required participation, the Selling Member agrees to cooperate with the Manager and the other Member(s) in every reasonable way to effectuate the purposes of this Agreement. Except as provided herein, the Selling Member shall be bound by the restrictions and limitations imposed by this Agreement after any notice of an Offered Interest is given and whether or not any such sale actually occurs.

        4.3.2.3 Notwithstanding any other provision contained in this Agreement, any transferee, other than an existing Member, of a Membership Interest, or any portion thereof, without first obtaining the consent of all remaining Members, but with written notice to the Manager, is an Assignee, but not a Substituted Member. An Assignee shall have no right to participate in the management of the business and affairs of the Company, or to become a Member, or obtain any of the voting and other rights of Members described herein, nor shall an Assignee be treated as a Member for the purposes of the certificate roster. The Assignee is only entitled to receive the share of the profits or other compensation by way of income, and the turn of contributions to which the transferor Member would otherwise be entitled.

        4.3.2.4 A transferee of a Membership Interest, or any portion thereof, with the unanimous approval of the remaining Members, shall be a Substitute Member subject to all of the terms, conditions, restrictions and obligations of this Agreement and any such transferee shall execute and deliver to the Company a written assumption agreement in form satisfactory to the Company, which statement shall contain an agreement by the transferee to be bound by all of the terms and conditions and to assume all obligations of the transferring Member under this Agreement.

        4.3.2.5 Any transfer or assignment of a Membership Interest which would result in termination of the Company's treatment as a "partnership" under
Section 708 of the Code, or any corresponding provision of any future tax law, must be approved by the unanimous vote of the Members.


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

                  4.3.2.6 The Members may vote to make an election under Section 754 of the Code, or any corresponding provision of any future tax law, to adjust the basis of the Company's assets to reflect the purchase price paid by an Assignee or a Substitute Member.

         4.4 Admission of Additional Members. By unanimous consent of the Members, Additional Members may be admitted to the Company subject to the contribution of such consideration to the Company as may be determined by the Members and the execution of an agreement that such Additional Member agrees to be bound by the terms of this First Amended Operating Agreement.

         4.5 Deemed and Involuntary Transfers. Except as otherwise set forth herein, the cumulative transfer or change in excess of 33% of the voting power of a corporate Member or 33% of the interest in the capital or profits of a limited liability company or partnership Member or an involuntary transfer to a creditor upon a foreclosure or other similar exercise of creditor's rights shall be deemed a transfer of a Membership Interest governed by Section 4.3 by the unanimous vote of the other Members within ninety (90) days of the receipt of written notice to the Company of the change. In the event of a deemed transfer under this Section 4.5, all of the Membership Interest of the transferring Member shall be offered to the Company and Members under the procedures set forth in Section 4.3, provided, however, that the purchase price of the Offered Interests shall be as agreed upon within ten (10) days after the purchase is mandated. If the parties cannot agree upon a price within the time period set forth above, the price shall be determined by appraisal in accordance with the following provisions, as of the close of business on the lst day of the calendar month preceding the deemed transfer: (a) the Selling Member and the Company, or in the event that Company is not purchasing any of the Membership Interest, the other Members collectively, shall select their own appraiser; (b) if the lower of the two appraisals results in a fair market value less than eight-five percent (85%) of the higher appraisal, then the two appraisers will select a third appraiser whose determination of fair market value shall be final and conclusive; (c) if the lower of the two appraisals is eighty-five percent (85%) or more of the higher appraisal, then fair market value shall be the mean between the two appraisals; and (d) the Selling Member and the purchasers shall share equally the fees and expenses of appraisers jointly named, but each party shall be responsible for the fees and expenses of any appraiser named solely by it. Each party shall bear its own expenses in presenting evidence to the appraisers.

         In the case of a deemed transfer resulting from a transfer of ownership interests in partnership, corporation or limited liability company, the price to be paid for the subject Membership Interest shall be the appraised value of such Membership Interest,



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determined as provided herein, less the amount of distributions paid to the
Selling Member between the date of valuation and the effective date of purchase of the Offered Interest. In the case of an involuntary transfer, the price to be paid shall be the less or (i) eighty-five percent (85%) of such appraised value, less the amount of distributions paid to the Selling Member between the date of valuation and the effective date of purchase of the Offered Interest or (ii) the price paid for such Membership Interest by the transferee thereof, less the amount of distributions paid to the Selling Member between the date of valuation and the effective date of purchase of the Offered Interest. In either case, the purchase shall be completed, in cash, by the electing Company or Members within ninety (90) days after the date of notice to the Company and all Members other than the Selling Member of the deemed or involuntary transfer.

        Nothwithstanding the foregoing, any changes amongst the existing Members of the Brentwood Member shall not be deemed a transfer of a Membership Interest hereunder. Furthermore, any transfer by Michael Forche of his Membership Interest (whether or not such interest is increased to an amount in excess of thirty-three percent) to a Member of his Family Group shall not be deemed a transfer of a Membership Interest hereunder. In addition, any transfer by J. Christopher Stuhmer of his Membership Interest (whether or not such interest is increased to an amount in excess of thirty-three percent) to a Member of his Family Group shall not be deemed a transfer of a Membership Interest hereunder. The term "Family Group" means the spouse, descendants and any trust created or existing solely for the benefit of Mr. Forche, Mr. Stuhmer, and/or their respective spouses and respective descendants.

        Further to the above, the Stuhmer Member shall have the right to transfer and assign a portion or all of the Stuhmer Member's Membership Interest to an entity in which J. Christopher Stuhmer is and remains the Chief Executive Officer of such entity, which transfer and assignment shall not be deemed a transfer of a Membership Interest hereunder (whether or not such transfer, assignment or change is in excess of thirty-three percent) of the Stuhmer Member's Membership Interest.

                  4.5.1 The Brentwood Member's Right to Elect Dissolution. In the event that J. Christopher Stuhmer does not remain the Chief Executive Officer of the Manager during the term of this First Amended Operating Agreement, then the Brentwood Member shall have the right to elect to declare a Dissolution Event as set forth in Article 12.1.3, and thereafter cause the dissolution and winding up of the Company in accordance with the provisions of
Article 12 hereof, provided such election is made and delivered in writing within sixty (60) days from the date that the Brentwood Member obtains knowledge that J. Christopher Stuhmer is no longer the Chief Executive Officer of Christopher Homes. Provided,



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however, that the Brentwood Member shall not have the right to elect to declare a dissolution event as set forth hereinabove unless the Stuhmer Member fails to appoint another entity as Manager and in which entity J. Christopher Stuhmer shall be the Chief Executive Officer, thereby replacing Christopher Homes as Manager, within sixty (60) days from the date that J. Christopher Stuhmer no longer remains as the Chief Executive officer of Christopher Homes. For purposes of this Agreement, nothing set forth herein shall impair the right of the Stuhmer Member to remove the Manager as set forth in paragraph 6.8 hereinabove.

         4.6 Securities Law Restrictions. In addition to any restrictions on the transferability of any Membership Interest, each of the Members expressly acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 (the "1933 Act"), or applicable state securities laws. Each Member understands that the Membership Interests have been issued in reliance on an applicable exemption from registration under the 1933 Act. Each Member represents and warrants that (i) its Membership Interest is being acquired solely for its own account, for investment purposes only, and is not for distribution, subdivision, or fractionalization thereof; and (ii) other than as disclosed herein, it has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Membership Interest, or which would guarantee to it any profit, or protect it against any loss, with respect to the Membership Interest and it has no plans to enter into any such agreement or arrangement. Each Member further understands that it must bear the economic risk of the investment in the Membership Interest for an indefinite period of time.

                                   ARTICLE 5
                          RIGHTS AND DUTIES OF MEMBERS

         5.1 Meetings. Meetings of the Members, for any purpose or purposes, may be called by a Manager or by any Member. So long as the same is required by the Act, the Members shall meet at least annually.

         5.2 Notice of Meeting. Written notice, by mail or by telecopy, stating the place, day and hour of the meeting, and the purposes for which the meeting is called, shall be delivered not less than five (5) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each Member of record entitled to vote at such meeting on the certificate roster as of the date the notice is prepared for delivery. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address as it appears on the certificate roster, with postage thereon prepaid. When all the Members of the Company are present at any meeting, or if those not present sign a written waiver of notice of such meeting, or subsequently ratify all of


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the proceedings thereof, the transactions of such meeting are as valid as if the meeting were formally called and notice had been given.

         5.3 Quorum. At any meeting of the Members, the presence of all Members as reflected on the certificate roster, represented in person or by proxy, shall constitute a quorum for the transaction of business.

         5.4 Order of Business. The order of business at all meetings of the Members shall be as follows:

         1. Roll call.
         2. Proof of notice of meeting or waiver of notice.
         3. Reading of minutes of preceding meeting.
         4. Report of the Manager.
         5. Report of Committees.
         6. Unfinished Business.
         7. New Business.

         5.5 Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy shall be filed with a Manager of the Company before or at the time of the meeting. No proxy shall be valid after six (6) months from the date of execution, unless otherwise provided in the proxy.

         5.6 Voting by Certain Members. Membership certificates standing in the name of a corporation, partnership, limited liability company or other entity may be voted by such officer, partner, manager, member, agent or proxy as the bylaws or other governing document of such entity may prescribe or, in the absence of such provision, as the Board of Directors or other authorized representative of such entity may determine. Membership certificates held by a trustee, personal representative, administrator, executor, guardian or conservator may be voted by such person, either in person or by proxy, without a transfer of such certificates into such person's name.

         5.7 Manner of Acting.

                  5.7.1 For any action by the Members the unanimous approval of all Members shall be required.

                  5.7.2 The Manager of the Company shall preside at meetings of the Members, and if also a Member, may move or second any item of business. A record shall be maintained of the meetings of the Members. The Members may adopt their own rules of procedure which shall not be inconsistent with the laws of Nevada or this First Amended Operating Agreement.

                  5.7.3 A Member who is present at a meeting of the Members at which action on any matter is taken shall be presumed

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to have assented to the action taken, unless the Member's dissent shall be entered in the minutes of the meeting or unless the Member shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the secretary of the meeting within five (5) days following the adjournment of the meeting. Such right to dissent shall not apply to a Member who voted in favor of such action.

         5.8 Telephonic Meetings. Members may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participating in a meeting pursuant to this Section shall constitute presence in person at such meeting.

         5.9 Action by Consent. Unless otherwise provided by the laws of Nevada, any action required or permitted to be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the required number of Members entitled to vote as set forth in Section 5.7.1 with respect to the subject matter thereof.

         5.10 Voting Rights of Members. The following matters require the unanimous consent of the Members:

                  5.10.1 Approval of the Land Development Budget as well as any substantial changes thereto. For purposes of this subsection 5.10.1, a "substantial change" shall be deemed to mean, without limitation, any change of more than ten percent (10%) in the aggregate of the Development Budget, or any change in the Development Budget, after an aggregate net increase in the Development Budget (i.e., after giving effect to decreases and increases), of $200,000.

                  5.10.2 Approval of the terms and provisions of all loans and other financing arrangements obtained by the Company or secured by Company assets, including the terms of all loan agreements, notes, deeds of trust and other security agreements.

                  5.10.3 Approval of the Marketing Budget as well as any substantial changes thereto. For purposes of this subsection, a "substantial change" shall be deemed to mean, without limitation, any change of more than ten percent (10%) in the aggregate of the Annual Marketing Budget.

                  5.10.4 Any change in the stated purpose of the Company, including the acquisition of additional real property.

                  5.10.5 Except as specifically allowed and authorized as set forth herein, any cash or other monetary distribution by the Company.

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                  5.10.6 Removal of Manager, except as otherwise provided in
Section 6.8;

                  5.10.7 Election of an accounting year other than a calendar year;

                  5.10.8 Amendment to the Articles of organization;

                  5.10.9 Dissolution of the Company;

                  5.10.10 Admission of Additional or Substitute Members; and

                  5.10.11 The consent to continue the business of the Company pursuant to Section 12.1.3.

         Until otherwise modified or repealed by the unanimous consent of the Members, the authority to act, except for the matters set forth above or otherwise reserved to the Members pursuant to the Act or as otherwise set forth herein, on all matters on behalf of the Company shall be vested in the Manager.

         5.11 Other Rights of Members. By way of illustration, and not limitation, Members may:

                  5.11.1 Purchase Membership Interests, if the Company declines, pursuant to Article 4;

                  5.11.2 Object to transfers of Membership Interests;

                  5.11.3 Review the books and records of the Company;

                  5.11.4 Receive notice of resignation of Manager and officers; and

                  5.11.5 Receive distributions pursuant to Article 8.

                  5.11.6 Within five (5) days after execution or completion, as the case may be, the Brentwood Member shall receive copies of Purchase Contracts, material agreements, material amendments thereto, Marketing Reports and Closing Statements for the sale of the Lots and Residences thereon.

         5.12 Conflicts of Interest.

                  5.12.1 A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter. Notwithstanding the foregoing, Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company

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business or from a use or appropriation by the Member of Company Property including information developed exclusively for the Company and opportunities expressly offered to the Company.

                  5.12.2 A Member, including a Manager, does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the disinterested Manager or disinterested Member(s), in either case knowing the material facts of the transaction and the Member's interest, authorize, approve or ratify the transaction.

                                   ARTICLE 6
                                    MANAGERS

        6.1 Appointment and Authority. Until its removal or resignation, Christopher Homes shall constitute the Manager for the Company. The Manager need not be a Member of the Company. In the event of any vacancy in the office of the Manager or any successor Manager, a new Manager shall either be elected by unanimous vote of all of the Members, or in the alternative, a new Manager may be elected and appointed solely by the Stuhmer Member provided that J. Christopher Stuhmer is and continues to act as the Chief Executive Officer of the new Manager. All ordinary and usual decisions concerning the business affairs of the Company shall be made by the Manager. The Manager shall have the authority to act for, and on behalf of, the Company for all matters not otherwise expressly reserved to the Members pursuant to Section 5.10 hereinabove or otherwise reserved to the Members pursuant to the Act or as otherwise set forth herein.

         6.2 Term of Office. The Manager shall serve until the removal of such Manager pursuant to Section 6.8 below.

         6.3 Authority of Manager to Bind the Company. Only the Manager and its authorized officers, and authorized officers of the Company, shall have authority to bind the Company. Authorized officers of the Manager and authorized officers of the Company shall include sales agents employed by the Manager. No Member other than a Manager or authorized officer shall take any action as a Member to bind the Company, and shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Any authorized officer or any Manager shall have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company (except as otherwise may be specifically limited pursuant to Article 5 hereinabove, or as otherwise reserved to the Members pursuant to the Act), including without limitation, the following:

                  6.3.1 The institution, prosecution and defense of any proceeding in the Company's name;

                  6.3.2 The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Company Property, wherever located;

                  6.3.3 The marketing and sale of the Land, and any improvements constructed thereon;

                  6.3.4 The procurement of financing for the Company, and the mortgage, pledge, lease, exchange, hypothecation and other disposition of the Company assets in connection with all financing procured for the Company;

                  6.3.5 The entering into of contracts and obligations of the Company; incurring of liability; borrowing money; issuance of notes, bonds and other obligations; and securing of any of its obligations by mortgage, pledge or hypothecation of any Company Property, income or account receivables;

                  6.3.6 The lending of money, investment or reinvestment of the Company's funds, and receipt and holding of Property as security for repayment, including, without limitation, loaning money to, and otherwise helping Members, officers, employees, and agents;

                  6.3.7 The conduct of the Company's business, the establishment of Company offices, and the exercise of the powers of the Company within or without Nevada;

                  6.3.8 The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;

                  6.3.9 Any other act that furthers the business and affairs of the Company;

                  6.3.10 The payment of compensation, or additional compensation to any or all Members and employees, and to the Manager, on account of services rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

                  6.3.11 The purchase of insurance on the life of any of its Members, or employees for the benefit of the Company;

                  6.3.12 The indemnification of Members or any other Person; and

                  6.3.13 The approval of changes to the Development Budget which, under Section 5.10.3, do not constitute a "substantial change."

         6.4 Actions of the Manager. The Manager has the power to bind the Company as provided in this Article 6. The act of the Manager, for the purpose of apparently carrying on in the usual way the business or affairs of the Company, including the exercise of the authority indicated in this Article 6, shall bind the Company and no person dealing with the Company shall have any obligation to inquire into the power or authority of such Manager acting on behalf of the Company.

         6.5 Compensation of Manager. The Manager shall be reimbursed for all of the following expenses incurred in managing the Company referenced hereinbelow, all of which shall be paid to the Manager first, and on an ongoing basis, and prior to repayment of capital and/or distribution of profit:

         1. General and Administration Expense Reimbursement for general management and administration of the Company as set forth in Exhibit "A" attached hereto and incorporated herein;

         2. Sales and Marketing Expense Reimbursement as set forth on Exhibit "B" attached hereto and incorporated herein; and

         3. Construction Overhead Reimbursement for indirect expenses in accordance with the formula set forth on Exhibit "C" attached hereto and incorporated herein.

         6.6 Manager's Standard of Care. A Manager's duty of care in the discharge of the Manager's duties to the Company and other Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of the law. In discharging its duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article 3 and upon such information, opinions, reports or statements by any of the Members, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

         6.7 Officers. The Manager shall act as the General Manager and President of the Company and shall function as the Chief Operating Officer of the Company. The Members may also elect from time to time additional officers including, without limitation, one or more Vice Managers or Vice Presidents, a secretary and one or more assistant secretaries, and a Treasurer and one or more Assistant Treasurers, which officers may be elected by the unanimous approval of the Members. If the Members do not elect such additional officers, the Manager may appoint such additional Officers from time to time. An officer need not be selected from among the Members. One person may hold two or more offices.

         6.8 Resignations and Removal. Any Manager or officer may resign at any time by giving written notice to all of the Members, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Manager and any officer elected by the Members may be removed at any time by the unanimous vote of the Members, with or without cause. In addition, the Stuhmer Member may remove the Manager at any time, with or without cause, in which event the Stuhmer Member shall have the right to appoint another Manager for the Company provided that J. Christopher Stuhmer is the newly-appointed Manager, or provided that J. Christopher Stuhmer is and remains the Chief Executive Officer of the newly appointed Manager. In the event that the Stuhmer Member removes the Manager as set forth herein, and does not appoint another Manager for the Company, then the Brentwood Member shall have the right to appoint another Manager for the Company.

         Any officer appointed by the Manager may be removed at any time by the Manager or with the Members' unanimous consent, with or without cause.

         6.9 Vacancies. A vacancy among the Managers may be filled for the unexpired portion of the term by the Members.

                                   ARTICLE 7
           CONTRIBUTIONS, MEMBERSHIP INTERESTS, AND CAPITAL ACCOUNTS

         7.1 Initial Contributions. For its initial capital contribution to the Company, the Brentwood Member has executed and delivered to the Company (1) a Grant, Bargain, Sale Deed conveying to the Company the Land, free and clear of all liens, encumbrances and title exceptions except for those matters reflected on and approved as permitted exceptions in a Preliminary Report or Title Commitment to be issued by Nevada Title Company, and (2) an Assignment and Assumption of Contract Rights affecting the Land.

         With respect to the Promissory Note and Amendment to Promissory Note secured by the Deed of Trust dated November 14, 1997, the beneficial interest of which is held by Howard Hughes Properties, Limited Partnership, the obligations under the Note and First Amendment to Note shall be paid on the "Transaction Date" referred to in the Agreement Regarding Star Canyon Restructuring from Loan proceeds obtained by the Company.

         On or before the Transaction Date referred to in the Agreement Regarding Star Canyon Restructuring, the Brentwood Member shall also cause to be recorded a Reconveyance of the

"Second Lien Deed of Trust", the beneficial interest of which is held by Brentwood, Inc., a Nevada corporation, which Second Lien Deed of Trust is in the principal amount of THREE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($3,650,000.00), and which was recorded in the Office of the County Recorder of Clark County, Nevada, on December 31, 1996, at Book No. 961231 as Instrument No. 02317.

         In addition to the foregoing capital contribution, the Brentwood Member shall contribute as of the Transaction Date, a capital contribution of FIVE MILLION DOLLARS ($5,000,000.00) for the operation of the Company, which amount shall be contributed in accordance with the Schedule attached hereto as Exhibit "D", and which is incorporated in full by this reference. Additionally, the Brentwood Member shall be required to make Additional Contributions to Capital as provided for in accordance with the provisions of Section 7.2 hereinbelow.

         The Christopher Homes Member shall not be required to make a capital contribution, and its capital account shall initially be zero. The Christopher Homes Member shall contribute services to the Company in connection with the Company's development, ownership, construction, marketing, and sale of the Land, and will procure the financing for the Company to further the foregoing purposes.

         The Brentwood Member shall not be entitled to a "Preferred Return" on its Capital Contribution.

         The Brentwood Member shall be entitled to purchase one (1) Lot during the term of this First Amended Operating Agreement for the amount, and upon the terms set forth for such Lot in the Schedule attached to Exhibit D.

         No Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Act or as otherwise provided in this First Amended Operating Agreement.

         The operating capital of the Company shall consist of the Capital Contribution of the Brentwood Member as set forth on Exhibit 4, Buyers' deposits to purchase the Land and improvements thereon, Loan proceeds obtained by the Company, and proceeds from close of escrows.

         7.2 Additional Contributions. In addition to the Initial Capital Contributions, the Manager may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such a determination and upon unanimous approval by the Members, the Manager shall give Notice to all Members in writing at least thirty (30) days prior to the date on which such contribution is due. Such Notice shall set forth the amount of the additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members must contribute. Each Member shall be required to contribute a share of such additional contribution, in proportion to their respective Membership Interest, as a Commitment hereunder. Notwithstanding the foregoing, the Brentwood Member shall not be required to make additional capital contributions which exceed a total capital contribution of Five Million Dollars ($5,000,000.00) for the operation of the Company.

         7.3 Enforcement of Commitments. In the event any Member fails to perform the Member's Commitment, such Member shall become a Delinquent Member and the Manager shall give the Delinquent Member a Notice of the failure to meet the Commitment. If the Delinquent Member fails to perform the Commitment (including any costs associated with the failure to comply with the Commitment and interest on such obligation at the Default interest Rate within ten (10) business days of the giving of Notice, the Manager may take such action as necessary to enforce the Commitment, including but not limited to enforcing the Commitment in the court of appropriate jurisdiction in the state in which the principal place of business is located. Each Member expressly agrees to the jurisdiction of such courts. The Manager may elect to allow the other Members to contribute the amount of the Commitment in proportion to such Members' Membership Interests, with those Members who contribute (the "Contributing Members") to contribute additional amounts equal to any amount of the Commitment not contributed. The Contributing Members shall be entitled to treat the amounts contributed pursuant to this section as a loan from the Contributing Members to the Company bearing interest at the Default Interest Rate secured by the Delinquent Member's interest in the Company. Until they are fully repaid, the Contributing Members shall be entitled to all Distributions to which the Delinquent Member would have been entitled, to offset and be applied against the unpaid balance of the required Delinquent Member's Commitment and the interest incurred thereon. Notwithstanding the foregoing, no Commitment or other obligation to make an additional contribution may be enforced by a creditor of the Company unless the Member expressly consents to such enforcement or to the assignment of the obligation to such creditor.

         7.4 Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts for each Member and Assignee. Each Member's Capital Account shall be initially credited with the amount reflected on Exhibit D, and increased by (1) the amount of any money actually contributed by the Member to the capital of the Company, (2) the fair market value of any Property contributed, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the company takes such Property, within the meaning of Section 752 of the Code), and (3) the Member's share of Net Profits and of any separately allocated items of income or gain (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member). Each Member's Capital Account shall be decreased by
(1) the amount of any money actually distributed to the Member from the capital of the Company, (2) the fair market value of any Property distributed to the Member, as determined by the Company and the contributing Member at arm's length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of
Section 752 of the Code), and (3) the Member's share of Net Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

         7.5 Distribution of Assets. If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article 8 below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

         7.6 Sale or Exchange of Interest. In the event of a sale or exchange of some or all of a Membership Interest in the Company, the Capital Account of the transferring Member shall become the Capital Account of the transferee, to the extent it relates to the portion of the interest transferred.

         7.7 Compliance with Section 704(b) of the Code. The provisions of this
Article 7 as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article 8 to have substantial economic effect under the Regulations promulgated Under Section 704(b) of the Code, in light of the distributions made pursuant to Articles 8 and 12 and the Capital Contributions made pursuant to this Article 7. Notwithstanding anything herein to the contrary, this First Amended Operating Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of the contributions required under this Article 7.

         7.8 Compliance with Section 704(c) of the Code. If Section 704(c) of the Code applies to Property contributed by a Member to the Company, then the Members' Capital Accounts shall be adjusted in accordance with Section 1.704(b)(2)(iv)(g) of the Regulations.

                                    ARTICLE 8
                         ALLOCATIONS AND DISTRIBUTIONS

         8.1 Allocations of Net Profits and Losses from Operations. Except as may be required by Section 704(c) of the Code, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit shall be allocated among the Members in accordance with the following provisions:

                  8.1.1 Net Losses shall be allocated in equal proportions to the Brentwood Member and the Stuhmer Member;

                  8.1.2 Net Profits shall be allocated in equal proportions to the Brentwood Member and the Stuhmer Member.

         8.2 Special Items. There shall be a Company Minimum Gain Chargeback, Member Minimum Gain Chargeback and Qualified Income offset if and to the extent required by the Code and Regulations.

         8.3 Distributions. Distributions to the Members on account of their respective Membership Interests shall be made for each Lot and residence in accordance with the Distribution Schedules attached hereto as Exhibit "E".

         8.4 Tax Distribution. Each Member shall be responsible for payment of all taxes with respect to its interest in the Company's income. The Company has no independent or additional obligation to make distributions to each of the Members on account of such tax liability other than as provided in Section 8.3.

         8.5 Limitations on Distributions. Notwithstanding the provisions of
Section 8.3, no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.

                                   ARTICLE 9
                                     TAXES

         9.1 Elections. The Manager may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

         9.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, each Member requested to do so by the Manager will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article 8. The Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members of such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

         9.3 Tax Matters Member. The Manager shall designate one Member to act in a capacity similar to a tax matters partner of a partnership pursuant to
Section 6231(a)(7) of the Code. Such Member shall be designated as the tax matters Member and shall take such action as may be necessary to cause each other Member to come a notice member within the meaning of Section 6223 of the Code. Any Member who is designated tax matters Member may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Manager.

         9.4 Method of Accounting. The records of the Company shall be maintained in accordance with the accounting method elected to be followed by the Company for federal income tax purposes under the Code. The accounting method elected to be followed by the Company shall be in accordance with generally accepted accounting principles. (GAAP).

                                   ARTICLE 10
                            DISSOCIATION OF A MEMBER

         10.1 Dissociation. A Member shall cease to be a Member upon the happening of any of the following events:

                  10.1.1 The death of a Member;

                  10.1.2 The retirement or resignation from the Company of a Member with the consent of all the remaining Members;

                  10.1.3 A Member becoming a Bankrupt Member;

                  10.1.4 In the case of a Member that is an entity other than a corporation, the dissolution and commencement of winding up such Member;

                  10.1.5 In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, or the revocation of the charter of such Member;

                  10.1.6 In the case of a Member who is a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee); or

                  10.1.7 In the case of an estate, the distribution of the estate's entire Membership Interest in the Company.

         10.2 Rights of Dissociating Member. In the event of a Dissociation of any Member prior to the expiration of the term of the Company;

                  10.2.1 If the dissociation causes a dissolution and winding up of the Company under Article 12, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up;

                  10.2.2 If the dissociation does not cause a dissolution and winding up of the Company under Article 12, the remaining Members shall have the option to purchase the entire Membership Interest of the Dissociating Member for an agreed upon amount, or if no amount can be agreed upon, the fair market value of such interest as determined by an independent qualified appraiser appointed by the Members, including the Dissociating Member. If they cannot agree on an appraiser, the remaining Members and the Dissociating Member shall each choose an appraiser and the two appraisers shall choose one additional appraiser. The three appraisers shall thereupon determine the fair market value of such interest. The Dissociating Member shall thereupon be entitled to an amount equal to such value of the Member's Membership Interest in the Company, to be paid within six months of the date of dissociation. Notwithstanding the foregoing, if the dissociation is other than as a result of the death or incompetence of the Member, the Members may pay the value of the Member's Membership Interest in the Company over a period not to exceed five (5) years, provided that the Dissociating Member shall be entitled to participate as an Assignee in the Company until the value of such Membership Interest plus interest at a rate equal to the Reference Rate plus one and one-half percent (1.5%) is paid in full. The value of the Member's Membership Interest shall include the amount of any distributions to which the Member is entitled under this First Amended Operating Agreement as of the date of dissociation based upon the Member's right to share in distributions from the Company reduced by any damages sustained by the Company as a result of the Member's dissociation.

                                   ARTICLE 11
                 ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

         11.1 Rights of Assignees. The Assignee of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable to the assigned Membership Interest, or portion thereof.

         11.2 Admission of Substitute Members. An Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Membership Interest only with the unanimous approval of the Members. The Members may grant or withhold the approval of such admission in their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member assigning the Membership Interest from any liability to the Company that existed prior to the approval.

                                   ARTICLE 12
                           DISSOLUTION AND WINDING UP

         12.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which shall constitute Dissolution Events):

                  12.1.1 The expiration of the term of the Company; or

                  12.1.2 The unanimous written consent of all of the Members.

                  12.1.3 The election by the Brentwood Member to declare a Dissolution Event in accordance with the provisions of Article 4.5.1 hereinabove.

         12.2 Effect of Dissolution. Upon dissolution the Company shall cease carrying on its business as distinguished from the winding up of the Company business. The Company will not be terminated, but will continue until the winding up of the affairs of the Company is completed and the Articles of Dissolution have been filed with the Nevada Secretary of State.

         12.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

                  12.3.1 To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

                  12.3.2 To Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within sixty (60) days of the end of the Company's taxable year or, if later, within ninety (90) days after the date of liquidation. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

         12.4 Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up the Company, Articles of Dissolution shall be delivered to the Nevada Secretary of State for filing. The Articles of Dissolution shall set forth the information required by the Act.

                                   ARTICLE 13
             DEVELOPMENT, CONSTRUCTION AND MARKETING OF THE PROJECT

         13.1 Development and Construction of the Project. The Manager shall perform the finished Lot work and all of the Developer's obligations under the Development Declaration, and all Amendments to the Development Declaration. The Manager shall have full authority and responsibility to complete the construction and to oversee the development of the Project, including without limitation, such matters as obtaining the appropriate zoning for the Project, if necessary, hiring necessary engineers to complete the Plans and Specifications for the preparation of the Land and improvements thereon, developing the Land into finished Lots, constructing improvements and residences on the finished Lots, preparing final Subdivision Maps, if necessary, effecting product development for the Lots and Land, constructing and installing the streets, curbs, gutters, lighting and all other Subdivision improvements on the Land.

         Following the execution of this First Amended Operating Agreement, the Manager shall update the Development Budget no less frequently than annually.

         The Manager shall be responsible for securing construction financing for the Company. The Brentwood Member may itself, either on its own or through an affiliate, advance such construction loan funds to the Company, upon commercially reasonable terms, and in such amounts required by the Development Budget. Neither Member shall be required to provide any guarantees for financing of the Project.

         13.2 Marketing and Advertising. The Manager shall have full responsibility and authority to perform the marketing and advertising for the sale of the Lots and improvements by the Company in accordance with the Developer's obligations under Sections 11 and 12 of the Development Declaration, and all Amendments thereto. For its services, the Manager shall be reimbursed the Sales and Marketing Expense Reimbursement in accordance with the provisions of Exhibit "B". The Sales and Marketing Expense Reimbursement shall be made to the Manager from available funds. If the Company does not have funds to pay the Sales and Marketing Expense Reimbursement when due, then the Sales and Marketing Expense Reimbursement shall be paid from available funds.

         Following the execution of this First Amended Operating Agreement, the Manager shall update the Sales and Marketing Expense Budget no less frequently than annually. Contemporaneously therewith, the Company or the Manager, as the case may be, shall pay the difference between the Estimated Sales and Marketing Expense Reimbursement paid for the prior year and the actual Sales and Marketing Expenses incurred by the Manager for such prior year. For purposes of illustration, in the event that the actual Sales and Marketing Expenses incurred by the Manager exceed the estimated Sales and Marketing Expense Reimbursement set forth on Exhibit "B", then the difference between the amount paid and the amount actually incurred shall be paid to the Manager. Likewise, if the estimated Sales and Marketing Expense Reimbursement paid by the Company exceeds the actual Sales and Marketing Expenses incurred by the Manager, then the Manager shall reimburse the Company or credit the amount to future estimated Sales and Marketing Expense Reimbursement payments to be made by the Company.

         13.3 Sales of Residences. Sales of Lots and Residences will be made pursuant to the sales documents as may be approved by the Manager and as modified from time to time (collectively, the "Approved Sales Documents"). Each Lot and Residence closing shall occur through an escrow (an "escrow") to be established with an escrow agent ("escrow agent"), selected by the Manager. All closings shall occur at the office of the escrow agent or at such other location as is mutually acceptable to the Company and the Purchaser. Any change to the Lot prices from that set forth in the Schedule attached to Exhibit "D" shall require the unanimous consent and approval of all Members.

                                   ARTICLE 14
                                   AMENDMENT

         This First Amended Operating Agreement may be amended or modified from time to time only by a written instrument adopted by all of the Members.

                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

         15.1 Entire Agreement. This First Amended Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.

         15.2 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a Partnership under either the Nevada Uniform Partnership Act nor the Nevada Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

         15.3 Rights of Creditors and Third Parties under First Amended Operating Agreement. This First Amended Operating Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This First Amended Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this First Amended Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         15.4 Indemnification by Company.

                  15.4.1 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the name of the Company, by reason of the fact that the person is or was a Manager, Member, employee or agent of the Company, or is or was serving at the request of the Company as a manger, member, officer, employee or agent of another limited-liability company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the Company and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful.

                  15.4.2 Indemnification shall not be made to or on behalf of any person (as defined in Nevada Revised Statutes) if a final adjudication establishes that the person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  15.4.3 The expenses of Members and the Manager incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

         15.5 Gender and Number. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural thereof.

         15.6 Articles and Other Headings. The Articles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation.

         15.7. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all of the Members, notwithstanding that all of the Members are not signatory to the original or the same counterpart.

         15.8 Successors. This Agreement shall be binding upon the successors and assigns of the Members and shall inure to the benefit of the permitted successors and assigns of the Members.

         15.9 Governing Law. This Agreement shall be construed under the laws of the State of Nevada as if this Agreement were executed in and to be performed entirely within Nevada and all Members resident in Nevada. Any suit or action of a Manager or a Member as plaintiff to which the Company is named a party shall be instituted in a court of competent jurisdiction in Clark County, Nevada.

                                   ARTICLE 16
                                  DEFINITIONS

         For purposes of this First Amended Operating Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         16.1 Act. The Nevada Limited Liability Company Act (Chapter 86 of the Nevada Revised Statutes) and all amendments thereto.

         16.2 Additional Member. A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

        16.3 Articles. The Articles of Organization of the Company as filed with the Nevada Secretary of State together with all amendments thereto, and restatements thereof, properly adopted in accordance with this First Amended Operating Agreement and filed with the Nevada Secretary of State.

         16.4 Assignee. A transferee of a Membership Interest who has not been admitted as a Substitute Member.

         16.5 Available Cash. Available Cash shall mean the excess of all cash receipts over the sum of cash expenditures payable in connection with the generation thereof and provision for any reserves for expenses, contingencies, or liabilities deemed appropriate by the Manager. Available Cash also includes all amounts constituting Company reserves that are determined to be no longer necessary as reserves.

         16.6 Bankrupt Member. A Member who: (1) has become the subject of an order for relief under the United States Bankruptcy Code, or (2) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

         16.7 Brentwood Member. Brentwood Members, L.L.C., a Nevada limited liability company, and its successors and assigns, who are admitted as Substitute Members in accordance with the terms of this First Amended Operating Agreement.

         16.8 Capital Account. The account maintained for a Member or Assignee determined in accordance with Article 7.

         16.9 Capital Contribution. Any contribution to the Company of Property, services or the obligation to contribute Property or services to the Company made by or on behalf of a Member or Assignee.

         16.10 Christopher Homes. The initial Manager, and its successors and assigns, as further defined in Section 16.35 hereinbelow.

         16.11 Code. The Internal Revenue Code of 1986, as amended from time to time.

         16.12 Commitment. The Capital Contributions that a Member is obligated to make.

         16.13 Company. Star Canyon/Summerlin, L.L.C., a Nevada limited liability company formed under the laws of Nevada and the terms of this First Amended Operating Agreement, and any successor limited liability company.

         16.14 Company Liability. Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

         16.15 Company Minimum Gain. An amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year within the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Company Minimum Gain at the end of any Taxable Year equals: the sum of Nonrecourse Deductions (as defined in Section 1.7042 (b)(1) of the Regulations) allocated to that Member (and to that Member's predecessors in interest) up to that time and the distributions made to that Member (and to that Member's predecessors in interest) up to that time of proceeds of a nonrecourse liability allocable to an increase in Company Minimum Gain minus the sum of that Member's (and that Member's predecessors' in interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

         16.16 Company Nonrecourse Liability. A Company Liability to the extent that no Member or Related Person bears the economic risk of loss with respect to the liability.

         16.17 Company Property. The Land and any other Property owned by the Company.

         16.18 Contributing Members. Those Members making additional contributions to the Company or contributions as a result of the failure of a Delinquent Member to make the contributions required by the Commitment as described in Article 7.

         16.19 Default Interest Rate. The Reference Rate plus four percent (4%) per annum.

         16.20 Delinquent Member. A Member who has failed to meet the Commitment required to be contributed by that Member as described in Article 7.

         16.21 Development Budget. The initial Development Budget and each interim budget of the Company's total projected costs for construction and development through completion of the Project, as evidenced by the sale of all of the Lots and improvements.

         16.22 Development Declaration. That certain Declaration of Development Covenants and Restrictions recorded on December 31, 1996, in Book 961231 as Instrument No. 02315, in the Office of the Clark County Nevada Recorder, as amended.

         16.23 Distribution. A transfer of Property and/or cash to a Member on account of a Membership Interest as described in Article 8.

         16.24 Disposition (Dispose). Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

         16.25 Dissociation. Any action which causes a Member to cease to be a Member as described in Article 10 hereof.

         16.26 Dissolution Event. An event, the occurrence of which will result in the dissolution of the Company under Article 12 unless the Members agree to the contrary.

         16.27 Effective Date. The date on which the Articles were filed with the Nevada Secretary of State.

         16.28 Finished Lot Work. Completion of the Site Improvements and Landscape Improvements (as such terms are defined in the Development Declaration), as required by the Development Declaration.

         16.29 Initial Capital Contribution. The Capital Contribution agreed to be made by the Members as described in Article 7.

         16.30 J. Christopher Stuhmer. J. Christopher Stuhmer, an individual, and his successors and assigns who are admitted as Substitute Members in accordance with the terms of this First Amended Operating Agreement.

         16.31 Land. The approximately 35.87 acres of Land which comprises the Lots described on page 1 of the First Amended Operating Agreement.

         16.32 Lot. One of the custom lots within the Project.

         16.33 Lot Sales Price. The purchase price established by the Manager for each Lot as set forth on the Schedule attached to Exhibit "D", which purchase price cannot be reduced without the unanimous consent and approval of all Members.

         16.34 Management Rights. The rights of a Member to participate in the management of the Company, including the rights of information and to consent or approve actions of the Company.

         16.35 Manager/Managers. Christopher Homes and its successors, and in the event that additional Managers are elected or appointed in accordance with the terms of the First Amended Operating Agreement, those persons or entities so elected or appointed. All references in this First Amended Operating Agreement to Manager or Managers shall be read in the singular or plural as the context requires, based on the number of Managers at the time of such reading.

         16.36 Marketing Budget. The Marketing Budget and any Amendments thereto reflecting the total projected costs to be incurred by the Manager in connection with its marketing and advertising the Lots and Residences for the sale to the home buying public. Changes to the Marketing Budget may be prepared and made by the Manager as set forth herein.

         16.37 Member. Any Person who is an Initial Member, a Substitute Member or an Additional Member.

         16.38 Member Minimum Gain. An amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent that Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Members Minimum Gain on the last day of the immediately preceding Taxable Year with the Member Minimum Gain on that last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued thereunder, as and the same may be amended and interpreted from time to time.

         16.39 Member Nonrecourse Liability. Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss under Section 1.752-2 of the Regulations because, for example, the Member or Related Person is the creditor of a guarantor.

         16.40 Membership Interest. The rights of a Member or, in the case of an Assignee, the rights of the assigning Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

         16.41 Minimum Gain Chargeback. Allocations of gain attributable to a decrease in Company Minimum Gain or Member Minimum Gain to the extent required under Section 1.704-2 of the Regulations.

         16.42 Net Losses. The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

         16.43 Net Profits. The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

         16.44 Nonrecourse Liabilities. Nonrecourse liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

         16.45 Notice. Notices shall be in writing. Notices of the Company shall be considered given when mailed by first class mail postage prepaid addressed by any Member to the Company at the address of the Company's principal place of business. Notices to a Member shall be considered given when mailed by first class mail postage prepaid addressed to the Member at the address of the principal place of business of the Member.

         16.46 Offsettable Decrease. Any allocation that unexpectedly causes or increases a deficit in the Member's Capital Account as of the end of the taxable year to which the allocation relates and is attributable to depletion allowances under Section 1.704-1(b)(2)(iv)(k) of the Regulations, allocations of loss and deductions under Sections 704(e)(2) or 706(d) of the Code or under Section 1.751-1(b)(2)(ii) of the Regulations, or distribution that, as of the end of the year, are reasonably expected to be made to the extent that they exceed the offsetting increases to such Member's Capital Account that reasonably are expected to occur during or (prior to) the taxable years in which such distributions are expected to be made (other than increases pursuant to a Minimum Gain Chargeback).

         16.47 First Amended Operating Agreement. This First Amended Operating Agreement including all amendments adopted hereafter in accordance with this First Amended Operating Agreement and the Act.

         16.48 Person. Any individual, partnership, limited liabilit8 company, corporation, trust, or other entity.

         16.49 Project. The proposed development of the Land into a single family residence community.

         16.50 Property. Any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

         16.51 Purchase Agreement. That certain Agreement for the Purchase and Sale of Real Property dated December 20, 1996, by and between Howard Hughes Properties, Limited Partnership, and Sunrise Alta, L.L.C., as amended, assigned to the Brentwood Member pursuant to that certain Assignment of Rights under Agreement for the Purchase and Sale of Real Property, effective December 31, 1996.

         16.52 Records Office. The records office of the Company shall be established to maintain the records of the Company pursuant to the Act and
Article 4 and may, but need not be, the principal place of business of the Company.

         16.53 Recourse Liability. A Company Liability is a recourse liability to the extent that any Member or related person bears the economic risk of loss for that liability under Section 1.752-2 of the Regulations.

         16.54 Reference Rate. The rate of interest publicly announced by the Bank of America National Trust and Savings Association in San Francisco, California as its "Reference Rate." Any change in the Reference Rate shall take effect on the opening of business on the day specified in the public announcement of a change in the Reference Rate. Interest shall be computed on the basis of a 365 or 366 day year, as the case may be. If Bank of America shall discontinue the announcement of its Reference Rate, the Reference Rate shall be the highest "prime rate" set forth in the "Money Rates" section of The Wall Street Journal.

         16.55 Regulations. Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

         16.56 Related Person. A person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations.

         16.57 Resignation. The act, by written statement, by a Manager that he or she is electing to cease to be a Manager pursuant to Section 7.8.

         16.58 Qualified Income Offset. Qualified Income Offset shall have the meaning set forth in Section 1.704-1(b)(2) of the Regulations.

         16.59 Substitute Member. An Assignee who has been admitted to all of the rights of the Member who assigned the Membership Interest, including Management Rights, by the unanimous consent of the Members, pursuant to this First Amended Operating Agreement.

         16.60 Taxable Year. The taxable year of the Company as determined pursuant to the Code.

         16.61 Taxing Jurisdiction. Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

         THE UNDERSIGNED, being all of the Members of the Company, hereby evidence their adoption and ratification of the foregoing First Amended Operating Agreement of the Company as of the date indicated.

         DATED this 25th day of February 1999.
                    ----        --------    -
                           BRENTWOOD MEMBERS, LLC, a Nevada
                               Limited Liability Company

                           By: /s/ Illegible
                               ----------------------------
                           Its: Manager
                               ---------------------------

         DATED this 26th day of February, 1999.
                    ----        --------     -

                           J. CHRISTOPHER STUHMERC


                           By: /s/ J. Christopher Stuhmer
                               ----------------------------
                               J. Christopher Stuhmer


         DATED this 26th day of February, 1999.
                    ----        --------     -

                           CHRISTOPHER HOMES CUSTOM HOME
                               DIVISION, INC., a Nevada corporation,
                               Manager

                           By: /s/ J. Christopher Stuhmer
                               ----------------------------
                               J. Christopher Stuhmer
                               President

                                   EXHIBIT A

                     GENERAL AND ADMINISTRATION EXPENSE FEE

A fixed fee of four percent (4%) of all Sales Revenues determined by calculating the total Sales Revenue from the sale of Lots, Residences, Improvements/Options/Upgrades. The General and Administration Expense Fee shall be paid for each Lot and each Residence upon the commencement of construction of each Residence, or the close of escrow for each Lot. General and Administration Expense Fee for each Lot and Residence shall be adjusted from time to time, if appropriate, based upon changes, modifications, and increases in Sales Revenue. The General and Administration Expense Fee shall be paid to the Manager on a monthly basis during the term of the Operating Agreement. If cash and revenues are not available, then the General and Administration Expense Fee shall accrue and be payable when proceeds and revenues are available for payment of the same.

General and Administrative Expenses shall include and cover the expense of the following items:

CC#             Personnel - For all offsite personnel and expenses
6000            Salaries & Wages (excluding Field, Sales, Marketing, and
                Architecture personnel)
6010            Temporary Wages
6020            Bonuses
6030            Payroll Taxes
6040            Group Insurance
6050            Workers Comp Ins
6060            Retirement/401(k)
6065            Human Resources Outsourcing
6070            Auto Allowance
6077            Other Employee Benefits
6080            Training and Education
6085            Recruiting and Relocation
                Total Personnel

                Office
6100            Rent - Office
6150            Utilities - Office
6200            Repairs and Maintenance
6210            Telephone/ Communications
6230            Computer Expense
6240            Office Supplies
6250            Postage & Delivery
6260            Printing & Duplicating
6290            Miscellaneous Office Cost
64XX            Depreciation
                Total Office

                Travel and Entertainment
6800            Travel
6810            Meals
6820            Entertainment
                Total Travel and Entertainment

                Professional
7000            Legal
7020            Consulting
7090            Other Professional
                Total Professional

                Insurance, Taxes & Other
7200            Insurance - Property & Liability.
7210            Insurance - Builders Risk
7240            Licenses
7250            Taxes
7260            Dues

7270            Subscriptions
7280            Contributions
7290            Miscellaneous
                Total Insurance, Taxes & Other

Total General and Administrative

                                   EXHIBIT B

                   SALES AND MARKETING EXPENSE REIMBURSEMENT

Estimated Sales and Marketing Expense Reimbursement shall be paid to the Manager in an amount equal to seven percent (7%) of Sales Revenue for Lots, Residences, Improvements/Upgrades/Options. The estimated amount of Sales and Marketing Expense Reimbursement shall be paid for each Lot and each Residence. The amount shall be paid to the Manager on a monthly basis and upon the close of escrow for each Lot and Residence. The Sales and Marketing Expense Reimbursement shall be paid from available cash and revenues. If cash and revenues are not available, then the Sales and Marketing Expense Reimbursement, as estimated and referred to hereinabove, shall accrue and be payable when proceeds and revenues are available for payment of the same.

The Sales and Marketing Expense Reimbursement shall be adjusted on an annual basis as set forth more specifically in paragraph 13.2 of the Operating Agreement.

Sales and Marketing Expenses to be reimbursed and shall include the following items:

CC #            Personnel
6000            Salaries & Wages (Sales & Marketing Dept. Personnel Only)
6010            Temporary Wages
6020            Bonuses
6030            Payroll Taxes
6040            Group Insurance
6050            Workers Comp Ins
6060            Retirement/401(k)
6065            Human Resources Outsourcing
6070            Auto Allowance
6077            Other Employee Benefits
6080            Training and Education
6085            Recruiting and Relocation
                Total Personnel

                Office
6100            Rent - Office
6120            Rent - Model Homes
6140            Rent - Storage Facility
6150            Utilities - Office
6170            Utilities - Model Homes
6200            Repairs and Maintenance (Model and Sales Trailer)
6210            Telephone/ Communications
6220            Equipment Rental
6230            Computer Expense
6240            Office Supplies
6250            Postage & Delivery
6260            Printing & Duplicating
6290            Miscellaneous Office Cost (Sales Office Only)
64XX            Depreciation
                Total Office

                Site
6660            Site Clean-Up
6670            Security
6675            Plans and Blueprints
6680            Portable Toilets
6690            Losses and Replacements
                Total Site

                Professional
7000            Legal
7020            Consulting
7030            Architecture
7090            Other Professional
                Total Professional

                Insurance, Taxes & Other
7200            Insurance - Property & Liability
7210            Insurance - Builders Risk
7220            Homeowner Association Fees
7240            Licenses
7250            Taxes
7260            Dues
7270            Subscriptions
7280            Contributions
7290            Miscellaneous
                Total Insurance, Taxes & Other

                Advertising & Marketing
7400            Advertising-Television
7410            Advertising-Radio
7420            Advertising-Print
7430            Advertising-Billboards
7440            Advertising-Internet
7450            Award Entry
7460            Brochures
7470            Agency Fees
7480            Direct Mail
7490            Miscellaneous Advertising
7600            Signs
7610            Market Research
7620            Realtor Marketing
7630            Sales Promotions and Concessions
7700            Model Operating Maintenance
7750            Spec Maintenance
                Total Advertising & Marketing

                                   EXHIBIT C

                       INDIRECT EXPENSE AND WARRANTY FEE

Indirect Expense and Warranty Fee shall be paid to the Manager in an amount equal to eight percent (8%) of all Sales Revenues. The amount paid to the Manager for the Indirect Expense and Warranty Fee includes consideration for the Manager's obligation to honor construction warranties on the constructed residences. In consideration for payment of the Indirect Expense and Warranty Fee the Manager agrees to indemnify and hold the Company, the Stuhmer Member and the Brentwood Member harmless from and against any and all claims and actions with respect to construction warranties on the constructed residences. The foregoing obligation shall survive the termination of the Limited Liability Company.

The Indirect Expense and Warranty Fee Amount shall be calculated based upon all Sales Revenues including Lots, Residences, Improvements/Options/Upgrades and shall be paid upon the commencement of each residence. The Indirect Expense and Warranty Fee shall be paid on a monthly basis from available revenues and cash. If there is insufficient revenues and cash to pay the Indirect Expense and Warranty Fee when due, then the amount shall accrue and shall be paid when Cash and Revenues are available,

In the event a Lot is sold to a third party purchaser, the Indirect Expense and Warranty Fee shall be reduced to two percent (2%) of the Lot Sales Revenue.

The Indirect Expense and Warranty Fee shall include and cover the expense of the following items:

CC #            Personnel
6000            Salaries & Wages (Field Personnel Only)
6010            Temporary Wages
6020            Bonuses
6030            Payroll Taxes
6040            Group Insurance
6050            Workers Comp Ins
6060            Retirement/401(k)
6065            Human Resources Outsourcing
6070            Auto Allowance
6077            Other Employee Benefits
6080            Training and Education
6085            Recruiting and Relocation
                Total Personnel

                Office
6100            Rent - Office (Construction Trailer)
6140            Rent - Storage Facility
6150            Utilities - Office
6180            Utilities - Homes Under Construction
6200            Repairs and Maintenance
6210            Telephone/ Communications
6230            Computer Expense
6240            Office Supplies
6250            Postage & Delivery
6260            Printing & Duplicating
6290            Miscellaneous Office Cost
64XX            Depreciation
                Total Office

                Site
6675            Plans and Blueprints (for Model Home only)
6680            Portable Toilets
                Total Site

                Professional
7000            Legal
7020            Consulting
7090            Other Professional
                Total Professional

                Insurance, Taxes & Other
7200            Insurance - Property & Liability
7210            Insurance - Builders Risk
7230            Homeowners Warranty
7240            Licenses

7250            Taxes
7260            Dues
7270            Subscriptions
7280            Contributions
7290            Miscellaneous
                Total Insurance, Taxes & Other

Total Field Overhead

Note: Construction Ovehead shall include allocated costs from the following departments: Purchasing, Warranty, and Design Center.

                                   EXHIBIT D

                       SCHEDULE OF CAPITAL CONTRIBUTIONS

Brentwood Members, L.L.C.       $5,000,000.00

J. Christopher Stuhmer               -0-

Capital Distributions shall be made for each Lot in accordance with the Schedule attached to Exhibit D, on a monthly basis following the close of escrow for each Lot and Residence for the prior month.

                                    EXHIBIT E

                             DISTRIBUTION SCHEDULE

--------------------------------------------------------------------------------
Park Lots                 Price              %             Capital
                                                         Distribution
--------------------------------------------------------------------------------
Lot 1               $    226,000.00        0.0140       $     70,224.22
Lot 2               $    215,000.00        0.0134       $     66,806.23
Lot 3               $    210,000.00        0.0131       $     65,252.60
Lot 4               $    200,000.00        0.0124       $     62,145.33
Lot 5               $    185,000.00        0.0115       $     57,484.43
Lot 6               $    180,000.00        0.0112       $     55,930.80
Lot 7               $    190,000.00        0.0118       $     59,038.06
Lot 8               $    195,000.00        0.0121       $     60,591.70
Lot 9               $    190,000.00        0.0118       $     59,038.06
Lot 10              $    210,000.00        0.0131       $     65,252.60
Lot 11              $    217,000.00        0.0135       $     67,427.68
Lot 12              $    198,000.00        0.0123       $     61,523.88
Lot 13              $    232,000.00        0.0144       $     72,088.58
Lot 15              $    208,000.00        0.0129       $     64,631.14
Lot 16              $    227,000.00        0.0141       $     70,534.95
Lot 17              $    206,000.00        0.0128       $     64,009.69
Lot 18              $    212,000.00        0.0132       $     65,874.05
Lot 19              $    217,000.00        0.0135       $     67,427.68
Lot 20              $    219,000.00        0.0136       $     68,049.14
Lot 21              $    227,000.00        0.0141       $     70,534.95
Lot 22              $    230,000.00        0.0143       $     71,467.13
Lot 23              $    232,000.00        0.0144       $     72,088.58
Lot 24              $    229,000.00        0.0142       $     71,156.40
Lot 25              $    237,000.00        0.0147       $     73,642.21
--------------------------------------------------------------------------------
TOTAL               $  5,092,000.00        0.3164       $  1,582,220.07
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Park Lots                 Price              %             Capital
                                                         Distribution
--------------------------------------------------------------------------------
Lot 1               $    220,000.00        0.0137       $     68,359.86
Lot 2               $    210,000.00        0.0131       $     65,252.60
Lot 3               $    198,000.00        0.0123       $     61,523.88
Lot 4               $    210,499.00        0.0131       $     65,407.65
Lot 5               $    200,000.00        0.0124       $     62,145.33
Lot 6               $    200,000.00        0.0124       $     62,145.33
Lot 7               $    267,000.00        0.0166       $     82,964.01
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TOTAL               $  1,505,499.00        0.0936       $    467,798.65
--------------------------------------------------------------------------------


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Golf Lots                 Price              %             Capital
                                                         Distribution
--------------------------------------------------------------------------------
Lot 8               $    315,000.00        0.0196       $     97,878.89
Lot 9               $    490,000.00        0.0305       $    152,256.06
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
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Lot 10              $    470,000.00        0.0292       $    146,041.52
Lot 11              $    445,000.00        0.0277       $    138,273.36
Lot 12              $    450,000.00        0.0280       $    139,826.99
Lot 13              $    410,000.00        0.0255       $    127,397.92
Lot 14              $    420,000.00        0.0261       $    130,505.19
Lot 15              $    440,000.00        0.0273       $    136,719.72
Lot 16              $    460,000.00        0.0286       $    142,934.26
Lot 17              $    480,000.00        0.0298       $    149,148.79
Lot 18              $    500,000.00        0.0311       $    155,363.32
Lot 20              $    402,000.00        0.0250       $    124,912.11
Lot 21              $    395,000.00        0.0245       $    122,737.02
Lot 22              $    380,000.00        0.0236       $    118,076.12
Lot 23              $    343,000.00        0.0213       $    106,579.24
Lot 24              $    353,000.00        0.0219       $    109,686.51
Lot 25              $    386,000.00        0.0240       $    119,940.48
Lot 27              $    350,000.00        0.0218       $    108,754.33
Lot 28              $    327,000.00        0.0203       $    101,607.61
Lot 29              $    305,000.00        0.0190       $     94,771.63
Lot 30              $    320,000.00        0.0199       $     99,432.53
Lot 31              $    348,000.00        0.0216       $    108,132.87
Lot 32              $    210,000.00        0.0131       $     65,252.60
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TOTAL               $  8,999,999.00        0.5592       $  2,796,229.07
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--------------------------------------------------------------------------------
      Non-                Price              %              Capital
    Amenity                                              Distribution
     Lots
--------------------------------------------------------------------------------
Lot 33              $    171,850.00        0.0107       $     53,398.37
Lot 34              $    160,000.00        0.0099       $     49,716.26
Lot 35              $    162,965.00        0.0101       $     50,637.57
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TOTAL               $    494,815.00        0.0308       $    153,752.20
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GRAND               $ 16,091,314.00                     $  5,000,000.00
TOTAL
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